Exhibit 99.1

CyberOptics Reports Fourth Quarter Operating Results

Minneapolis, MN—February 25, 2013—CyberOptics Corporation (Nasdaq: CYBE) today reported consolidated sales of $5.8 million for the fourth quarter of 2012 ended December 31, down from $13.8 million in the year-earlier period as the downturn in the global electronics market deepened considerably during the quarter. The operating loss for the quarter was $2.7 million versus operating income of $688,000 in the fourth quarter of 2011. CyberOptics posted a net loss of $6.5 million or $0.93 per share in the quarter, compared to earnings of $547,000 or $0.08 per diluted share in the year-earlier period. The net loss for the current quarter included a $5.7 million non-cash charge to record a valuation allowance against CyberOptics’ deferred tax assets due to weak operating results and the soft near-term business outlook. The valuation allowance may be reversed once CyberOptics’ operations and outlook materially strengthen. The fourth quarter net loss also included a restructuring charge of $523,000 related to the previously announced reduction in the company’s workforce.

For 2012, CyberOptics reported sales of $41.6 million, down from $61.1 million in 2011. The net loss for the year came to $6.7 million or $0.97 per share, including the $5.7 million non-cash charge for the valuation allowance and restructuring charges of $740,000, compared to net income of $4.4 million or $0.63 per diluted share in 2011.

Kathleen P. Iverson, chief executive officer and chair, commented: “Although our fourth quarter results were consistent with our forecast for this period, we are disappointed with our weak performance. The most recent cyclical downturn of the semiconductor and electronic assembly markets has caused customers for our sensors and inspection systems to delay plans for expanding their manufacturing capacity, which is the main driver of our business. Weak demand for our products has been particularly pronounced in China, which has experienced slowing economic growth and where many of our largest customers derive a significant portion of their revenue. Given our backlog of $2.6 million at December 31, 2012, compared to $2.2 million at the end of the third quarter, and ongoing weakness in the global electronics industry, revenues for the first quarter of 2013 are expected to approximate fourth quarter levels.”

Iverson continued: “The fourth quarter and first quarter of 2013 are expected to mark the low point of this market cycle. At this time, activity levels appear to be picking up in China and the Americas, making us believe sales should gradually ramp up as we progress through 2013. This outlook is supported by our strategy for tiering inspection systems, which is providing us with new products aimed at further strengthening our position in the mobile computing market. Scheduled for introduction during the first half of 2013, the QX600 automated optical inspection (AOI) system and SE600 solder paste inspection (SPI) system are designed with significantly improved resolution and performance required for accurately inspecting the smallest circuit board components used in smart phones and tablets. The SE500ultra SPI system, which will be introduced in the second quarter, will offer a 30% increase in inspection speed for high-volume production runs.”

She added: “CyberOptics has successfully weathered many market downturns throughout our history, and we will emerge from the current cycle with a series of new products that should enable us to gain further share in the electronic assembly market. Backed by cash and marketable securities of nearly $30 million at the end of 2012, we also have the resources required for pursuing new avenues of growth that will help dampen the impact of future cycles in the electronics market.”

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. By increasing productivity and product quality, our sensors and inspection systems enable electronics manufacturers to strengthen their competitive positions in highly price-sensitive markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; the level of revenue and profitability or loss we achieve in 2013; success of anticipated new OEM and end user opportunities; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415

Fourth Quarter Conference Call and Replay

CyberOptics will review its fourth quarter operating results in a conference call at 4:30 pm Eastern today. Investors can access this call at 1-480-629-9818 or toll free at 1-877-941-9205 with the conference ID: 4594886. Investors also can listen to a live webcast through the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the fourth quarter conference call will be available one hour after the call at 303-590-3030 with the same access code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2012	2011	2012	2011
Revenue	$5,803	$13,790	$41,644	$61,087
Cost of revenue	3,469	7,318	23,465	33,034
Gross margin	2,334	6,472	18,179	28,053
Research and development expenses	1,640	2,178	7,748	7,781
Selling, general and administrative expenses	2,883	3,606	12,802	14,476
Restructuring and severance costs	523	—	740	—
Amortization of intangibles	—	—	—	108
Income (loss) from operations	(2,712)	688	(3,111)	5,688
Interest income and other	(77)	(58)	(24)	39
Income (loss) before income taxes	(2,789)	630	(3,135)	5,727
Provision for income taxes	3,710	83	3,576	1,370
Net income (loss)	$(6,499)	$547	$(6,711)	$4,357
Net income (loss) per share - Basic	$(0.93)	$0.08	$(0.97)	$0.63
Net income (loss) per share - Diluted	$(0.93)	$0.08	$(0.97)	$0.63
Weighted average shares outstanding - Basic	6,965	6,925	6,946	6,906
Weighted average shares outstanding - Diluted	6,965	6,964	6,946	6,952

Condensed Consolidated Balance Sheets

	December 31, 2012 (Unaudited)	December 31, 2011
Assets
Cash and cash equivalents	$7,340	$13,791
Marketable securities	11,438	10,640
Accounts receivable, net	6,129	11,909
Inventories	12,533	11,052
Income tax refunds and deposits	1,325	196
Other current assets	1,338	1,238
Deferred tax assets	100	2,518
Total current assets	40,203	51,344

Marketable securities	10,435	6,106
Intangible and other assets, net	758	799
Fixed assets, net	1,719	1,400
Other assets	142	137
Deferred tax assets	363	3,130
Total assets	$53,620	$62,916

Liabilities and Stockholders’ Equity
Accounts payable	$2,476	$4,081
Accrued expenses	2,403	4,312
Deferred tax liability	29	—
Total current liabilities	4,908	8,393

Other liabilities	1,240	1,554
Total liabilities	6,148	9,947

Total stockholders’ equity	47,472	52,969
Total liabilities and stockholders’ equity	$53,620	$62,916

Backlog Schedule:

1st Quarter 2013	$2,081
2nd Quarter 2013 and beyond	529
Total backlog	$2,610